Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

October 26, 2021

CFO Commentary on Third Quarter 2021 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ third quarter 2021 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q3 2021 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q3'21	Q2'21	Q3'20		Q/Q Change		Y/Y Change
Revenue	$1,188.8	$1,172.3	$1,138.2		1%		4%
Product	771.9	759.2	733.7		2%		5%
Service	416.9	413.1	404.5		1%		3%
Gross margin %	58.2%	58.2%	57.8%	—	pts	0.4	pts
Research and development	251.8	245.8	242.4		2%		4%
Sales and marketing	263.4	257.8	229.3		2%		15%
General and administrative	55.0	71.0	59.8		(23)%		(8)%
Restructuring charges	1.9	21.6	1.2		(91)%		58%
Total operating expenses	$572.1	$596.2	$532.7		(4)%		7%
Operating margin %	10.1%	7.3%	11.0%	2.8	pts	(0.9)	pts
Net income	$88.9	$62.0	$145.4		43%		(39)%
Diluted net income per share	$0.27	$0.19	$0.43		42%		(37)%

Non-GAAP

(in millions, except per share amounts and percentages)	Q4'21 Guidance	Q3'21	Q2'21	Q3'20	Q/Q Change		Y/Y Change
Revenue	$1,265 +/- $50	$1,188.8	$1,172.3	$1,138.2	1%		4%
Product		771.9	759.2	733.7	2%		5%
Service		416.9	413.1	404.5	1%		3%
Gross margin %	58.0% - 60.0%	60.1%	60.0%	59.0%	0.1	pts	1.1	pts
Research and development		227.7	224.7	218.6	1%		4%
Sales and marketing		242.7	238.0	210.6	2%		15%
General and administrative		46.5	55.9	48.0	(17)%		(3)%
Total operating expenses	$525 +/- $5	$516.9	$518.6	$477.2	—%		8%
Operating margin %	~17.6% at the midpoint	16.6%	15.8%	17.1%	0.8	pts	(0.5)	pts
Net income		$152.0	$141.0	$144.4	8%		5%
Diluted net income per share	$0.53 +/- $0.05	$0.46	$0.43	$0.43	7%		7%

Q3 2021 Overview

We ended the third quarter of 2021 at $1,189 million in revenue, slightly below the mid-point of our guidance, but up 4% year-over-year and 1% sequentially. The modest revenue shortfall as compared to our guidance was due to the negative impact of supply chain constraints. Non-GAAP earnings per share was $0.46, in-line with our guidance.
During the third quarter, momentum in product orders remained strong, showing exceptional year-over-year growth for the second consecutive quarter. We saw significant order growth across all verticals, geographies, and customer solutions. Some of this order strength continues to be attributable to industry supply chain challenges that are causing certain customers to place orders early in an effort to secure supply when needed. Even after adjusting for these early orders, total product orders are estimated to have grown in the mid-teens year-over-year. Our backlog1 has increased by more than $1 billion relative to the start of the year.
Looking at our revenue by vertical, on a year-over-year basis, Service Provider declined 6% despite seeing double digit year-over-year order growth, as the timing of shipments related to supply chain constraints negatively impacted revenue. Cloud and Enterprise, on a year-over-year basis, grew 20% and 7%, respectively.
From a customer solution perspective, on a year-over-year basis, Automated WAN Solutions revenue decreased 12% although orders grew double digits year-over-year as revenue was negatively impacted by the timing of shipments due to supply chain constraints. Cloud-Ready Data Center revenue increased 26% year-over-year, and AI-Driven Enterprise revenue increased 35% year-over-year.
Total Software and Related Services revenue was $204 million, which was an increase of 67% year-over-year. ARR2 grew 34% year-over-year.
Total Security revenue was $160 million, growing 9% year-over-year. Security Product revenue grew 16% year-over-year.
In reviewing our top 10 customers for the quarter, six were Cloud, three were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 31% of our total revenue as compared to 31% in Q3'20.
1 Our product backlog consists of confirmed orders for products expected to be shipped to our distributors, resellers, or end-customers within the next twelve months, primarily due to the ongoing impact of the supply chain constraints.
2 ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts with a duration of one year or greater that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.

Non-GAAP gross margin was 60.1%, which was above our guidance mid-point primarily driven by favorable product and customer mix. If not for elevated COVID-19 related supply costs, we would have posted non-GAAP gross margin of approximately 61.5%.
Non-GAAP operating expense increased 8% year-over-year and was essentially flat sequentially, slightly below our guidance mid-point.

Non-GAAP Operating Margin was 16.6% for the quarter, which slightly exceeded our expectations.
Cash flow from operations was $137 million. We paid $65 million in dividends, reflecting a quarterly dividend of $0.20 per share, and repurchased $50 million worth of shares in the quarter.
Total cash, cash equivalents, and investments at the end of the third quarter of 2021 was $1.8 billion.

Revenue

Product and Service
•Product Revenue: $772 million, up 5% year-over-year and up 2% sequentially.
•Service Revenue: $417 million, up 3% year-over-year and up 1% sequentially. The year-over-year increase was primarily driven by strong sales of hardware maintenance and software subscriptions. The sequential increase was primarily driven by timing of renewals.

Customer Solution
•Automated WAN Solutions: $385 million, down 12% year-over-year and down 3% sequentially. The year-over-year decrease was primarily due to Service Provider and Enterprise, partially offset by an increase in Cloud. The sequential decrease was primarily due to Service Provider, and to a lesser extent Cloud, partially offset by an increase in Enterprise.

•Cloud-Ready Data Center: $195 million, up 26% year-over-year and down 4% sequentially. The year-over-year increase was primarily driven by Cloud, and to a lesser extent, Enterprise and Service Provider. The sequential decrease was primarily due to Cloud, and to a lesser extent Enterprise, partially offset by an increase in Service Provider.

•AI-Driven Enterprise: $230 million, up 35% year-over-year and up 18% sequentially. The year-over-year increase was primarily driven by Enterprise and Cloud, and to a lesser extent, Service Provider. The sequential increase was primarily driven by Enterprise, and to a lesser extent, Service Provider, partially offset by a slight decrease in Cloud. Both our Mist and EX product families grew year-over-year.

•Hardware Maintenance and Professional Services: $380 million, up 1% year-over-year and flat sequentially.

Vertical
•Cloud: $303 million, up 20% year-over-year and down 5% sequentially. The year-over-year increase was primarily driven by Cloud-Ready Data Center and AI-Driven Enterprise, and to a lesser extent, Automated WAN Solutions, partially offset by a slight decline in Hardware Maintenance and Professional Services. The sequential decrease was across all customer solutions.

•Service Provider: $446 million, down 6% year-over-year and flat sequentially. The year-over-year decrease was primarily due to Automated WAN Solutions, and to a lesser extent, Hardware Maintenance and Professional Services, partially offset by increases in Cloud-Ready Data Center and AI-Driven Enterprise.

•Enterprise: $440 million, up 7% year-over-year and up 8% sequentially. The year-over-year increase was primarily driven by AI-Driven Enterprise, and to a lesser extent, Cloud-Ready Data Center and Hardware Maintenance and Professional Services, partially offset by a decline in Automated WAN Solutions. The sequential increase was primarily driven by AI-Driven Enterprise, and to a lesser extent, Automated WAN Solutions, partially offset by a decline in Cloud-Ready Data Center.

Geography
•Americas: $665 million, up 6% year-over-year and up 2% sequentially. Year-over-year, the increase was primarily driven by Cloud, and to lesser extent, Enterprise and Service Provider. The sequential increase was primarily driven by Enterprise, and to a lesser extent, Service Provider, partially offset by a decline in Cloud.

•EMEA: $336 million, up 5% year-over-year and up 4% sequentially. Year-over-year, the increase was driven by Enterprise and Cloud, partially offset by a decline in Service Provider. The sequential increase was primarily driven by Enterprise, partially offset by a slight decline in Cloud.

•APAC: $188 million, down 3% year-over-year and down 4% sequentially. Year-over-year, the decrease was primarily due to Service Provider, partially offset by increases in Enterprise and Cloud. The sequential decrease was primarily due to Cloud, and to a lesser extent, Service Provider and Enterprise.

Additional Disclosures
•Software and Related Services: $204 million, up 67% year-over-year and up 18% sequentially. The year-over-year and sequential increase was driven by perpetual software licenses and software license subscriptions.

•Total Security: $160 million, up 9% year-over-year and down 7% sequentially. Year-over-year, the increase was driven by product and services. Sequentially, the decrease was due to product, partially offset by an increase in services.

Gross Margin
•GAAP gross margin: 58.2%, compared to 57.8% from the prior year and 58.2% from last quarter.

•Non-GAAP gross margin: 60.1%, compared to 59.0% from the prior year and 60.0% from last quarter.

•GAAP product gross margin: 55.5%, up 0.2 points from the prior year and up 1.7 points from last quarter.

The year-over-year increase in GAAP product gross margin was primarily driven by favorable customer and product mix and higher revenue, partially offset by intangible amortization associated with the Netrounds, 128 Technology and Apstra acquisitions and elevated COVID-19 related supply chain costs.

The sequential increase in GAAP product gross margin was primarily driven by favorable customer and product mix, partially offset by elevated COVID-19 related supply chain costs.

•Non-GAAP product gross margin: 57.8%, up 1.2 points from the prior year and up 1.7 points from last quarter.

The year-over-year increase in non-GAAP product gross margin was primarily driven by favorable customer and product mix and higher revenue, partially offset by elevated COVID-19 related supply chain costs.

The sequential increase in non-GAAP product gross margin was primarily driven by favorable customer and product mix , partially offset by elevated COVID-19 related supply chain costs.

•GAAP service gross margin: 63.3%, up 1.1 points from the prior year and down 2.8 points from last quarter.

•Non-GAAP service gross margin: 64.4%, up 1.0 points from the prior year and down 2.8 points from last quarter.

The year-over-year increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by timing of contractual deliveries and lower delivery costs. The sequential decrease was driven by higher delivery costs and timing of contractual deliveries.

Operating Expenses
•GAAP operating expenses: $572 million, an increase of $39 million year-over-year, and a decrease of $24 million sequentially.

The year-over-year increase in operating expenses was primarily due to higher variable compensation, and to a lesser extent, increases in headcount-related costs primarily due to the recent acquisitions. The sequential decrease in operating expenses was primarily driven by lower restructuring costs, partially offset by higher variable compensation and headcount related costs.

GAAP operating expenses were 48.1% of revenue, up 1.3 points year-over-year and down 2.8 points sequentially.

•Non-GAAP operating expenses: $517 million, an increase of $40 million year-over-year, and a decrease of $2 million sequentially.

Non-GAAP Operating expenses were up 8% on a year-over-year basis due to higher variable compensation and the acquisitions of 128 Technology and Netrounds in Q4'20 and Apstra in Q1'21. Sequentially, non-GAAP operating expenses were flat.

Non-GAAP operating expenses were 43.5% of revenue, up 1.6 points year-over-year and down 0.7 points sequentially.

Operating Margin
•GAAP operating margin: 10.1%, a decrease of 0.9 points year-over-year and an increase of 2.8 points sequentially.

•Non-GAAP operating margin: 16.6%, a decrease of 0.5 points year-over-year and an increase of 0.8 points sequentially.

Tax Rate
•GAAP tax rate: 20.5% provision, compared to 30.3% benefit in the prior year and 17.1% provision last quarter.

The year-over-year and quarter-over-quarter increase in the effective tax rate, on a GAAP basis, was primarily due to the benefit of discrete items in the comparative periods, including $54.5 million related to previously unrecognized foreign tax benefits in the prior year.

•Non-GAAP tax rate: 19.5%, compared to 19.5% in the prior year and 19.5% last quarter.

The year-over-year and quarter-over-quarter effective tax rate, on a non-GAAP basis, was flat.

Diluted Earnings (Loss) Per Share
•GAAP diluted earnings (loss) per share: $0.27, a decrease of $0.16 year-over-year and an increase of $0.08 sequentially.

The year-over-year decrease in EPS on a GAAP basis, was primarily due to a higher tax rate and higher operating expenses, partially offset by higher revenue.

Sequentially, the increase in GAAP EPS was primarily driven by lower operating expenses and to a lesser extent, higher revenue.

•Non-GAAP diluted earnings per share: $0.46, an increase of $0.03 year-over-year and an increase of $0.03 sequentially.

The year-over-year increase in EPS on a non-GAAP basis was primarily driven by higher revenue and gross margin, partially offset by higher operating expenses.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q3'21	Q2'21	Q1'21	Q4'20	Q3'20
Cash(1)	$1,835.8	$1,815.4	$1,764.6	$2,430.6	$2,561.2
Debt(2)	1,692.0	1,694.4	1,685.2	2,127.3	1,714.1
Net cash(3)	143.8	121.1	79.4	303.3	847.1
Operating cash flow	136.7	257.2	179.8	125.8	116.4
Capital expenditures	28.4	21.4	19.7	32.5	24.1
Depreciation and amortization	56.7	58.9	58.6	52.1	49.9
Share repurchases	50.0	110.0	125.0	75.0	100.0
Dividends	$65.0	$64.7	$65.2	$66.1	$66.2
Diluted shares(4)	331.1	330.4	332.7	332.7	334.5
DSO	59	59	64	71	60
Headcount	10,093	9,898	9,884	9,950	9,916
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability. $800 million of new debt was issued and $376 million of outstanding 2024 and June 2025 notes was repaid in Q4'20. The remaining $424 million of the 2024 and June 2025 notes was redeemed in Q1'21.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.
(4) Shares used for GAAP diluted net loss per share calculation for Q1’21 was 326.3 million. For Q3'21, Q2'21 and periods prior to Q1'21 presented above, the same number of shares were used for GAAP and Non-GAAP diluted net income per share calculations.

Cash Flow
•Cash flow from operations: $137 million, up $20 million year-over-year and down $121 million sequentially.

The year-over-year increase was primarily driven by higher collections, partially offset by higher employee compensation and supplier payments. The sequential decrease was primarily due to higher payments for variable compensation and timing differences related to customer collections.

Days Sales Outstanding (DSO)
•DSO: 59 days, flat from prior quarter.

Capital Return
•In the quarter, we paid a dividend of $0.20 per share for a total of $65 million.
•In the quarter, we repurchased $50 million worth of shares.

Demand Metrics
•Total deferred revenue was $1,281 million, up $147 million year-over-year and down $50 million sequentially.
•Deferred revenue from customer solutions3 was $374 million, up $94 million year-over-year and up $18 million sequentially.
The year-over-year increase was mainly driven by an increase in SaaS and software license subscriptions and to a lesser extent, perpetual software maintenance. The sequential increase was primarily due to an increase in deferrals of SaaS and software license subscriptions.
3 Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

•Deferred revenue from hardware maintenance and professional services was $907 million, up $53 million year-over-year and down $69 million sequentially.
The year-over-year increase and sequential decrease were primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Deferred product revenue, net	$108.0	$118.1	$99.3
Deferred service revenue, net	1,173.1	1,213.2	1,034.7
Total	$1,281.1	$1,331.3	$1,134.0

Deferred revenue from customer solutions	$374.2	$355.8	$279.8
Deferred revenue from hardware maintenance and professional services	906.9	975.5	854.2
Total	$1,281.1	$1,331.3	$1,134.0

Headcount
•Ending headcount for Q3'21 was 10,093, an increase of 177 employees year-over-year and an increase of 195 employees sequentially. The year-over-year increase was primarily a result of the acquisition of 128 Technology in Q4'20 and Apstra in Q1'21, partially offset by our Voluntary Early Retirement Program. The sequential increase was primarily a result of additional hires in our R&D and services organizations.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.
There is a worldwide shortage of semiconductors and other components impacting many industries, caused in part by the COVID-19 pandemic. Similar to others, we are experiencing an ongoing component shortage which has resulted in extended lead times and elevated costs of certain products. We continue to work to resolve supply chain challenges and have increased inventory levels and purchase commitments. We are working closely with our suppliers to further enhance our resiliency and mitigate the effects of recent disruptions outside of our control. We believe that even with these actions, extended lead times and elevated costs will likely persist for at least the next few quarters. While the situation is dynamic, at this point in time we believe we will have access to sufficient supplies of semiconductors and other components to meet our financial forecast.

Q4 2021
Our guidance for the quarter ending December 31, 2021 is as follows:
•Revenue will be approximately $1,265 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 58.0-60.0%. The sequential decline is due to higher costs related to supply constraints and product mix. If not for elevated supply chain costs due to COVID-19, we would have forecasted non-GAAP gross margin of ~61.0%. We believe these elevated supply chain costs will prove to be transitory over time but will likely remain elevated for the next several quarters. Despite an expected sequential decline in Q4, on a full-year basis our gross margin guidance remains at ~59.5% which is in-line with what we provided previously.

•Non-GAAP operating expenses will be approximately $525 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 17.6% at the mid-point of revenue guidance.
•Non-GAAP other income and expense (OI&E) will be near Q3'21 levels.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.53, plus or minus $0.05. This assumes a share count of approximately 330 million.

2022 Commentary
While there is a lot unknown about the future due to the pandemic and other macro-economic uncertainty, we would like to provide a few comments on our outlook for 2022.
Presuming no further COVID-19-related economic deterioration, based on the current order momentum we are seeing, and the anticipated Q4'21 ending backlog, we expect at least mid-single-digit revenue growth on a full-year basis. In addition, we expect to see at least 100 basis points of non-GAAP operating margin expansion on a full-year basis. This guidance is not dependent on improvements in lead times or easing of industry supply chain constraints.
We expect to see seasonal patterns from a revenue, non-GAAP gross margin, and operating expense perspective. As a reminder, our non-GAAP gross margin tends to be sequentially lower in Q1, with gradual volume-related improvement through the course of the year. In addition, operating expense is typically sequentially higher in Q1 due the reset of variable compensation and fringe costs.

Capital Return
Our Board of Directors has declared a cash dividend of $0.20 per share to be paid on December 22, 2021 to stockholders of record as of the close of business on December 1, 2021. We remain committed to paying our dividend and remain opportunistic with respect to share buybacks.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of COVID-19, including supply constraints, and the consummation and integration of, and financial impact resulting from any acquisitions on our guidance; our expectations regarding our liquidity, capital return program, supply constraints and access to sufficient supplies of semiconductors and other components, product mix; costs; backlog; share buybacks; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and continuing impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers, Service Providers and Enterprises; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing, supply chain, and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; our customers canceling orders that are included in the calculation of backlog, which they may do without significant penalty; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of new tax legislation and judicial or administrative interpretation of tax regulations, including the potential for corporate tax increases under the Biden Administration and changes to global tax laws; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended September 30, 2021. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically varied and may continue to vary significantly from quarter to quarter.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	September 30, 2021	December 31, 2020
Deferred product revenue	$108.0	$104.7
Deferred service revenue	1,173.1	1,181.1
Total	$1,281.1	$1,285.8

Deferred revenue from customer solutions	$374.2	$316.4
Deferred revenue from hardware maintenance and professional services	906.9	969.4
Total	$1,281.1	$1,285.8

Reported as:
Current	$829.8	$867.3
Long-term	451.3	418.5
Total	$1,281.1	$1,285.8

Customer Solution: Revenue Trend

	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q/Q Change		Y/Y Change
Customer Solutions:
Automated WAN Solutions	$437.2	$462.7	$386.4	$396.1	$384.5	$(11.6)	(2.9)%	$(52.7)	(12.1)%
Cloud-Ready Data Center	155.0	190.1	157.4	201.9	194.7	(7.2)	(3.6)%	39.7	25.6%
AI-Driven Enterprise	170.2	189.9	161.2	195.1	229.8	34.7	17.8%	59.6	35.0%
Hardware Maintenance and Professional Services	375.8	379.9	369.4	379.2	379.8	0.6	0.2%	4.0	1.1%
Total revenue	$1,138.2	$1,222.6	$1,074.4	$1,172.3	$1,188.8	$16.5	1.4%	$50.6	4.4%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q/Q Change		Y/Y Change
Software and Related Services	$122.0	$171.7	$142.9	$172.5	$204.0	$31.5	18.3%	$82.0	67.2%
Total Security	$147.4	$162.3	$163.0	$171.7	$160.4	$(11.3)	(6.6)%	$13.0	8.8%

Vertical Reporting: Revenue Trend

	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q/Q Change		Y/Y Change
Cloud	$253.1	$280.7	$270.7	$320.6	$303.3	$(17.3)	(5.4)%	$50.2	19.8%
Service Provider	475.1	474.9	438.2	443.7	445.8	2.1	0.5%	(29.3)	(6.2)%
Enterprise	410.0	467.0	365.5	408.0	439.7	31.7	7.8%	29.7	7.2%
Total revenue	$1,138.2	$1,222.6	$1,074.4	$1,172.3	$1,188.8	$16.5	1.4%	$50.6	4.4%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
GAAP gross margin - Product	$428.5	$408.8	$406.0
GAAP product gross margin % of product revenue	55.5%	53.8%	55.3%
Share-based compensation expense	1.5	1.0	1.4
Amortization of purchased intangible assets	16.1	16.1	7.9
Gain on non-qualified deferred compensation plan ("NQDC")	—	0.1	0.1
Non-GAAP gross margin - Product	$446.1	$426.0	$415.4
Non-GAAP product gross margin % of product revenue	57.8%	56.1%	56.6%

GAAP gross margin - Service	$263.7	$273.1	$251.8
GAAP service gross margin % of service revenue	63.3%	66.1%	62.2%
Share-based compensation expense	4.7	3.9	4.0
Share-based payroll tax expense	0.2	0.1	0.4
Gain on NQDC	—	0.3	0.3
Non-GAAP gross margin - Service	$268.6	$277.4	$256.5
Non-GAAP service gross margin % of service revenue	64.4%	67.2%	63.4%

GAAP gross margin	$692.2	$681.9	$657.8
GAAP gross margin % of revenue	58.2%	58.2%	57.8%
Share-based compensation expense	6.2	4.9	5.4
Share-based payroll tax expense	0.2	0.1	0.4
Amortization of purchased intangible assets	16.1	16.1	7.9
Gain on NQDC	—	0.4	0.4
Non-GAAP gross margin	$714.7	$703.4	$671.9
Non-GAAP gross margin % of revenue	60.1%	60.0%	59.0%

GAAP research and development expense	$251.8	$245.8	$242.4
Share-based compensation expense	(23.7)	(20.1)	(22.9)
Share-based payroll tax expense	(0.4)	(0.2)	—
Gain on NQDC	—	(0.8)	(0.9)
Non-GAAP research and development expense	$227.7	$224.7	$218.6

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
GAAP sales and marketing expense	$263.4	$257.8	$229.3
Share-based compensation expense	(16.4)	(14.9)	(16.4)
Share-based payroll tax expense	(0.3)	(0.3)	(0.4)
Amortization of purchased intangible assets	(4.0)	(4.0)	(1.4)
Gain on NQDC	—	(0.6)	(0.5)
Non-GAAP sales and marketing expense	$242.7	$238.0	$210.6

GAAP general and administrative expense	$55.0	$71.0	$59.8
Share-based compensation expense	(8.6)	(10.6)	(8.0)
Share-based payroll tax expense	(0.1)	—	(0.1)
Amortization of purchased intangible assets	—	—	(0.1)
Acquisition and strategic investment related charges	0.2	(4.3)	(3.5)
Gain on NQDC	—	(0.2)	(0.1)
Non-GAAP general and administrative expense	$46.5	$55.9	$48.0

GAAP operating expenses	$572.1	$596.2	$532.7
GAAP operating expenses % of revenue	48.1%	50.9%	46.8%
Share-based compensation expense	(48.7)	(45.6)	(47.3)
Share-based payroll tax expense	(0.8)	(0.5)	(0.5)
Amortization of purchased intangible assets	(4.0)	(4.0)	(1.5)
Restructuring charges	(1.9)	(21.6)	(1.2)
Acquisition and strategic investment related charges	0.2	(4.3)	(3.5)
Gain on NQDC	—	(1.6)	(1.5)
Non-GAAP operating expenses	$516.9	$518.6	$477.2
Non-GAAP operating expenses % of revenue	43.5%	44.2%	41.9%

GAAP operating income	$120.1	$85.7	$125.1
GAAP operating margin	10.1%	7.3%	11.0%
Share-based compensation expense	54.9	50.5	52.7
Share-based payroll tax expense	1.0	0.6	0.9
Amortization of purchased intangible assets	20.1	20.1	9.4
Restructuring charges	1.9	21.6	1.2
Acquisition and strategic investment related charges	(0.2)	4.3	3.5
Gain on NQDC	—	2.0	1.9
Non-GAAP operating income	$197.8	$184.8	$194.7
Non-GAAP operating margin	16.6%	15.8%	17.1%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
GAAP other expense, net	$(8.3)	$(10.9)	$(13.5)
GAAP other expense, net % of revenue	(0.7)%	(0.9)%	(1.2)%
Loss (gain) on equity investments	(0.7)	3.3	0.1
Gain on NQDC	—	(2.0)	(1.9)
Non-GAAP other expense, net	$(9.0)	$(9.6)	$(15.3)
Non-GAAP other expense, net % of revenue	(0.8)%	(0.8)%	(1.3)%

GAAP income tax provision (benefit)	$22.9	$12.8	$(33.8)
GAAP income tax rate	20.5%	17.1%	(30.3)%
Recognition of previously unrecognized tax benefits	—	—	54.5
Income tax effect of non-GAAP exclusions	13.9	21.4	14.3
Non-GAAP provision for income tax	$36.8	$34.2	$35.0
Non-GAAP income tax rate	19.5%	19.5%	19.5%

GAAP net income	$88.9	$62.0	$145.4
Share-based compensation expense	54.9	50.5	52.7
Share-based payroll tax expense	1.0	0.6	0.9
Amortization of purchased intangible assets	20.1	20.1	9.4
Restructuring charges	1.9	21.6	1.2
Acquisition and strategic investment related charges	(0.2)	4.3	3.5
Loss (gain) on equity investments	(0.7)	3.3	0.1
Recognition of previously unrecognized tax benefits	—	—	(54.5)
Income tax effect of non-GAAP exclusions	(13.9)	(21.4)	(14.3)
Non-GAAP net income	$152.0	$141.0	$144.4

GAAP diluted net income per share	$0.27	$0.19	$0.43
Non-GAAP diluted net income per share	$0.46	$0.43	$0.43
Shares used in computing diluted net income per share	331.1	330.4	334.5